Exhibit 10.4

Employment contract

between

Spire Global Germany GmbH, represented by Dipl.-Ing. Peter Platzer

- hereinafter the “Employer” or “Company”-

and Mrs. Theresa Condor Platzer, residing at 52, rue de Bragance, L-1255 Luxembourg

- hereinafter the ”Employee” –

The Employer and the Employee collectively the “Parties”, and each individually a “Party”

Preamble

(1)
The Employer is affiliated with Spire Global Inc. and as such part of the Spire global group of companies (hereinafter the “Spire Global Group”).
(2)
Until September 30, 2023, the Employee will be employed by the Employer’s sister company, Spire Global Luxembourg S.a.r.l. (“Spire LUX”) as Executive Vice President – Business Development. This employment agreement shall be terminated as of the expiry of the afore-mentioned date by mutual agreement of termination between the relevant parties.

(3)
Under currently applicable German law the tax burden on the remuneration of the Employee is higher than in Luxembourg. The Parties have calculated that the relevant average tax rate under German law is 5.7% higher than in Luxembourg (the “Additional Tax Burden”). Compared to the net compensation while working in Luxembourg, the Additional Tax Burden has a negative impact on the Employee’s monthly net compensation.
(4)
The Parties wish to reflect the Additional Tax Burden in this Employment Agreement by granting the Employee an additional incremental grant of equity intended to reduce the Additional Tax Burden in the form of a partial net remuneration. This compensation shall be temporary while the status of the overall effects of the Employee having moved to Germany will be monitored in connection with the annual review of executive compensations by the Compensation Committee of the Board of Directors of Spire Global (the “Compensation Committee”).

Now, therefore, in consideration of the mutual premises and covenants contained herein the Parties hereto agree as follows:

Sec. 1 Scope of duties

(1)
The Employee is employed to act as "Chief Operating Officer". In this position, she will report to Peter Platzer (Managing Director) or any other designated person. Her duties will notably include, but will not be limited to the performance of the following tasks:
•
Manage all aspects of the sales business of the Company;
•
Manage all employees in the sales and marketing functions of the Company;
•
Develop new partnerships and business opportunities for the Company;
•
Manage the Employer's customer relationships;

•
Attend conferences, client meetings and other events both within and outside of Germany; and
•
Set bonus criteria, quotas and other performance metrics for the sales employees of the Company.
(2)
The Employee's normal duties are those reasonably consistent with the above-mentioned functions. The Employer may from time to time also require the Employee to perform other duties in addition to or instead of her duties according to its assessment or its operational need, provided that such duties are commensurate with her experience and/or education.
(3)
The Employer may at any time vary the capacity in which the Employee is employed, her job title and/or the nature and scope of her duties provided that such variation does not result in any material or significant loss of status or authority.
(4)
During the term of this employment contract, the Employee shall not undertake any work for companies not affiliated with the Company while she is employed by the Company, nor shall she be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or other entities forming part of the Spire Global Group. In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee's performance of her functions in accordance with this employment agreement.
(5)
The Employee warrants that she is entitled to work in the territory of Germany undertaking the type of work for which she is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if she ceases to be so entitled during the term of this employment agreement.
(6)
Considering her status as a managerial employee (leitende Angestellte) at the Company the Employee is herewith granted the status as a fully authorized officer with individual power of representation (Einzelprokura). That status exists independently of this employment agreement and may be revoked by the Employer at any time without stating any reasons.

Sec. 2 Working Time; Working Place

(1)
In general, the working hours for the Employee are 40 hours per week, 8 hours per day, from 9:00 am to 6:00 pm (including lunch break). Given her managerial position the Employee is prepared to work overtime without additional compensation on weekdays, weekends and public holidays, as is required by her responsibilities. The Parties agree that as the work requirements permit, the Employee may make us of flexible working hours.
(2)
The Employee’s usual working place will be the future office of the Employer in Munich. The Employee is, however, prepared to spend her working time in other places and to travel for work purposes both inside Germany as well as abroad, as required by the scope of her work.

Sec. 3 Duration; Termination

(1)
This employment agreement will become effective as of October 1, 2023, and is concluded for an indefinite period.
(2)
Any termination of this employment contract must be made in writing. The notice period is the statutory one according to Sec. 622 subsec. (2) German Civil Code. According to this provision the length of the notice period depends on the duration of the employment relationship with the employer. For purposes of calculating the Employee’s period of employment the time of employment of the Employee with Spire LUX will be taken into account. Therefore, currently the notice period is two months to the end of a calendar month.
(3)
Termination for good cause (wichtiger Grund) remains unaffected by provision.
(4)
The Employee's employment will terminate automatically and without the need for further notice when she reaches the legal retirement age.
(5)
Upon termination of this employment agreement for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format, i.e. electronic or physical form, they may exist, materials, credit cards, computer disks and copies of any software and any other property belonging to the Company or any company of the Spire Global Group which may then be in the Employee's possession or under her power or control including, without limitation, any documents (whether held physically or in electronic storage) belonging to third persons which may be in her possession or under her power or control and relate in any way to the business or affairs of the Company or any company of the Spire Global Group or any supplier, agent, distributor, customer or client of the Company or any company of the Spire Global Group, and the Employee shall not without written consent of the Company retain any copies thereof.
(6)
In the event of termination, the Employer shall be entitled to release the Employee from the obligation to perform her work under this employment contract, either on a revocable or irrevocable basis, in whole or in part, with immediate effect, taking into account any outstanding vacation entitlements, while continuing to pay her remuneration until the effective date of the termination, unless special interests of the Employee outweigh the interest of the Company in releasing her.

Sec. 4 Remuneration

(1)
The Employee's gross annual salary in respect of her work performed under this Agreement shall be EUR 392,156.86, subject to all legal and statutory deductions.
(2)
The Employee's annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.
(3)
As an Executive Officer of Spire Global, Inc. (the “Company”), the Employee is eligible to participate in the Executive Officer Short-Term Incentive Plan (the “Plan”) under which annual cash bonus awards (the “Awards”) may be provided to eligible Executive Officers. Under this Plan, the Employee‘s Target Incentive Award is set at 90% of the gross annual base salary. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and the payment of these Awards is subject to several contingencies, including the attainment of company performance goals approved by the Committee. As such, any Award payments under this Plan will be based 100% on Company performance and may be more or less than the Target Incentive Award as previously described. Any payments under this plan may be pro-rated based on changes in gross annual base salary and / or the Target Incentive Award percentage.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

(4)
In addition to the Employee’s cash compensation which includes an Annual Base Salary and Target Incentive Award, the Employee will also be eligible to receive Equity Award Grants (the "Equity Award Grants") issued pursuant to the terms of Spire Global's 2021 Equity Incentive Plan (the "Plan") and the applicable grant agreement. The actual size of the Equity Award Grants and terms of any such grants will be determined by the Board of Directors or duly designated Compensation Committee, in its sole discretion.

The agreed remuneration shall cover the employee's entire work performance.

Sec. 4a Partial Net Remuneration

(1)
The Parties agree that subject to the review and approval of the Compensation Committee (i) the Employee’s regular fixed income (Base Salary) according to Sec. 4 (1) above (i.e. not including any bonus related to that period pursuant to Sec. 4 (3) above) for the period starting on the effective date of this Agreement (i.e. October 1, 2023) until February 28, 2024, and (ii) the outstanding equity awards that will vest on November 20, 2023, and February 20, 2024, respectively, (which will become immediately taxable on those dates) shall be subject to tax adjustment in the following way: 5.7% of the income tax withheld on the afore-mentioned remuneration shall be calculated as a net pay so as to compensate the Employee for the Additional Tax Burden with respect to the afore mentioned period. This additional (net) remuneration shall be granted in the form of equity awards according to the Plan. These equity awards shall be granted as of October 2, 2023, with the share price of Spire Global applying to this equity awards being equivalent to the closing price quoted on the New York Stock Exchange on Monday, October 2, 2023. Such equity awards shall fully vest on February 20, 2024, with the tax burden on these additional equity awards falling due on the afore-mentioned vesting date and to be borne by the Employee.
(2)
All tax equalization considerations for periods beyond February 28, 2024, will be made as part of Spire Global’s annual executive compensation review, which occurs in February of 2024.
(3)
When the personal tax assessment of the Employee for each tax assessment period which is subject to net pay calculation has become final, the Employee will inform the Company promptly of the definitive income tax levied for her services as Employee. The Parties will then agree on adjusting the net remuneration granted in equity awards according to the previous subsecs. (1) and (2) based on the definitive amount of taxes imposed on the Employee for her remuneration as an Employee. The respective definitive equalization payments are due by the Party owing such payment within 30 days after the amount has been calculated. Neither Party will owe interest to the other for any over- or underpayment of this additional remuneration paid during the relevant year.
(4)
The additional remuneration for tax equalization of the Employee set forth herein is not owed with respect to withholdings Other than taxes, such as e.g. not for deductions for social security contributions.

(5) The Employee acknowledges that the additional remuneration for the tax equalization resulting from the Additional Tax Burden is a voluntary and discretionary remuneration granted by the

Company in consideration of the financial burden of the Employee because of becoming subject to taxation in Germany. Therefore, as stated in subsec. (2) above, there is no commitment of the Company to continue granting this additional remuneration for any period beyond February 28, 2024

Sec. 5 Reimbursement of Expenses

(1)
Within the limits of their deductibility by the Company under applicable tax laws, the Company shall fully reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Employee in the proper performance of her duties during the course of her employment with the Company. The Employee shall incur expenses in accordance with the Company's policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.
(2)
Any procurement card supplied to the Employee by the Company shall be used only for expenses properly and necessarily incurred by the Employee in the proper performance of her duties during the course of her employment.

Sec. 6 Continuation of Salary Payments in the Event of Illness

In the event of incapacity to work (see Sec. 13 below), the Employee shall be entitled to receive her full fixed remuneration for the statutory period of six weeks.

Sec. 7 Vacation

(1)
The Employee shall receive a vacation in accordance with the Company’s paid time off policy. If not used in the previous year there will be no vacation carry over to the next year. The statutory vacation period is always considered to be taken first.
(2)
For the year of commencement and termination of this employment agreement (in the latter instance in case the termination date is not December 31) the Employee’s vacation period shall be calculated pro rata temporis.

Sec. 8 Confidential Information

(1) The Employee shall not (except as authorized or required by her employment hereunder) during the continuance of her employment and after the termination use (other than in the proper performance of her duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organization whatsoever any information relating to the organization, business or finances of the Company or any company of the Global Spire Group or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is in possession and shall keep with inviolable secrecy all matters entrusted to her, and the Employee shall use her best endeavors to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any company of the Global Spire Group or any of its or their officers, directors, employees, customers, agents or suppliers.

(2) Any notes, memoranda or copies made by the Employee during the term of this employment agreement or at any time thereafter relating to any matter within the scope of the business of the Company or any company of the Spire Group or concerning any of its dealings, transactions or affairs shall be and remain the property of the Company or any company of the Global Spire Group, and the Employee will not either during the term of this Employment Agreement or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any company of the Global Spire Group.

(3) The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any company of the Global Spire Group or any of its or their officers, directors or employees, customers, agents or suppliers or their activities without first obtaining the written permission of the Company.

Sec. 9 E-Mail and Internet Usage

(1) The Employee acknowledges that access to the Company's computer, email, internet, telephone and other information technology systems (collectively "IT Systems") is provided for business purposes only.

(2) The Company does not allow its IT Systems to be used to create, send, receive, or store any data that can reasonably be considered illegal, inappropriate, offensive, defamatory, obscene, harassing, or which infringes the rights of a third party.

(3) The Company reserves the right to access, inspect, review, copy, and delete any of the information, data, or messages accessed through its IT Systems with or without notice to the Employee in order to protect the Company's interests. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all voicemails, and all file transfers into and out of the Company's IT Systems. In addition, the Company may review IT Systems activity and analyze usage patterns. Accordingly, the Employee does not have any expectation of privacy as to her IT Systems usage and should not use these systems for information the Employee wishes to keep private.

(4) Use of IT Systems in a manner that breaches the provisions of this Clause 9 or other policies related to IT Systems published by the Company from time to time may constitute a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

Sec. 10 Non-Competition

(1)
The Employee undertakes not to enter in her own name and on her own behalf in any business that is in direct or indirect competition with the Company's or any company of the Spire Global Group's businesses.
(2)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any company of the Spire Global Group to cease working for or providing services to the Company or any company of the Sire Global Group.
(3)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any company of the Spire Global Group.

(4)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any customer, client or other party receiving goods or services from the Company or any company of the Spire Global Group on the date of termination of this Agreement to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between any such customer, client or other party and the Company or any company of the Spire Global Group.
(5)
The undertakings set out in subsections (2) to (4) of this Sec. 12 are applicable during the term of this Agreement.
(6)
The Employee agrees that she will never make any negative or disparaging statements (orally or in writing) about the Company, any company of the Sire Global Group or its or their respective stockholders, directors, officers, employees, products, services, or business practices.

Sec. 11 Intellectual Property

(1) The Employee acknowledges and agrees that, to the fullest extent authorized by law, all intellectual property rights which are directly or indirectly related to the Company's activities and which concern work results created by the Employee in the course of her employment by the Company, upon instruction of the Company or simply by using techniques, means, resources and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for in this employment agreement.

(2) Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, moral rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.

(3) The assignment of rights to the Company will in particular, but not only include the right to sell, license, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.

(4) The Employee irrevocably appoints the Company to be her attorney in fact and on her behalf to execute documents, use her name and do alt things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause 11. A certificate in writing, signed by any officer of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

Sec. 12 Assignment and Pledge

The Employee is not entitled to assign, pledge or otherwise encumber any claims arising from this employment agreement without the prior consent of the Employer.

Sec. 13 Notice in Case of Sick Leave

(1) The Employee shall be obliged to notify the Employer without undue delay of any inability to perform her work and the reasons for such inability.

(2) For an inability to work for more than three working days, the Employee shall provide evidence of the nature of the inability. In the event of incapacity for work, a medical certificate shall be submitted. The Employer reserves the right to demand proof of the prevention already from the first day of absence.

Sec. 14 Expiry Clause,

(1) All mutual claims arising from the employment relationship and those connected with the employment relationship shall be forfeited if they are not asserted against the other contractual party in text form (Section 126 b BGB) within three months of the due date. In the event of rejection by the other party, the claims must be asserted by legal action within a further period of three months after rejection, otherwise they shall lapse.

(2) The exclusion according to item 1 above shall not apply in the case of liability due to intent or gross negligence as well as in the case of injury to life, body or health .

(3) Furthermore, the exclusion pursuant to Clause 1 above shall not apply to the employee's claims to the statutory minimum wage and in the case of other claims arising from the law, statutory ordinances, collective bargaining agreements or works agreements which cannot be waived or which can only be waived with the consent of third parties. Any claims to remuneration in excess of this shall, however, be subject to exclusion in accordance with the above subsec. (1).

Sec. 15 Use of Company Telecommunications and Data Processing Equipment

(1) The Company’s Internet connection and the e-mail system may only be used for business purposes. Private use by the employee is not permitted. The Internet may only be used with the valid personal access authorization. The user ID and password may not be passed on to third parties.

(2) No foreign programs/files may be copied to the hard disk, installed and/or used on the computer via floppy disk, CD-ROM, similar data carriers or the Internet. Attention must be paid to virus control. Virus protection programs are to be used. Any malfunctions that may be related to a virus infection must be reported immediately to the network administration/system administrator. The retrieval, offering or distribution of illegal content, in particular of a racist or pornographic nature, is prohibited.

(3) The Employee is hereby informed that her personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). Once the Company is fully operational, she will be provided with detailed data protection information and will express her consent to the relevant procedures of the Company. She will then also sign the declaration on committing to observe data secrecy pursuant to Section 53 BDSG.

(4) In the event of her absence from work (vacation, illness, etc.), the Employee shall be responsible for setting up an automated reply to the sender of incoming e-mails, informing the sender of the Employee's absence and including a reference to the responsible representative and her contact details.

(5) Violations of the above rules may result in consequences under labor law.

Sec. 15 Miscellaneous

(1) There are no ancillary oral or written agreements apart from this this employment contract addressing the Employee’s work for the Employer.

(2) Additions and amendments to this employment contract, including the waiver of this written form requirement, must be made in writing. A company practice is not such an express or individual contractual agreement. Repeated benefits or privileges without an express or individual contractual agreement shall also not constitute a claim for the future.

(3) The Employee is hereby informed that her personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). Once the Company is fully operational, she will be provided with detailed data protection information and will express her consent to the relevant procedures of the Company. She will then also sign the declaration of committing to observe data secrecy pursuant to Section 53 BDSG.

(4) Amendments, supplements and the cancellation of this employment contract must be made in writing to be effective. This shall also apply to the amendment of this written form clause itself. Excluded are thereby, in particular, amendments to this service agreement resulting from a company practice.

(5) Should individual provisions of this service contract be or become invalid or impracticable, the validity of the remaining provisions shall remain unaffected. In the event of an invalid provision of this Service Agreement, the Parties will agree on a replacement provision which is legally valid and corresponds as much as possible to the economic purpose pursued by the invalid provision. The same principles apply in case this service contract proves to be incomplete.

(6) The laws of the Federal Republic of Germany shall apply to this service contract.

29th September 2023

Name: Peter Platzer

Chief Executive Officer, The Company

/s/ Peter Platzer

30-Sep-2023 | 3:25 AM EDT

Name: Theresa Condor Platzer

The Employee

/s/ Theresa Condor

30-Sep-2023 | 1:25 PM PDT